Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847-735-4733 Facsimilie 847-735-4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President-Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK ASSESSES IMPACT OF FUEL PRICES,
CONSUMER CONFIDENCE AND HURRICANE

LAKE FOREST, Ill., Sept. 20, 2005 -- Brunswick Corporation (NYSE: BC) announced today that the combined effects of high fuel prices, lower consumer confidence and Hurricane Katrina could contribute to a slowing of the economy just as the marine industry moves into the off season.
“Retail demand for our marine products has remained robust relative to last year with several of our boat brands registering double-digit retail growth in July and August. Further, our pipeline inventories remain at healthy levels,” said Brunswick Chairman and Chief Executive Officer George W. Buckley. “As we go into the marine off season when retail activity tapers off, however, our financial results are driven primarily by demand at the wholesale level, which is affected by confidence in the economy. We are concerned that if high fuel prices, the drop in consumer confidence and Katrina lead to slower overall economic conditions, then wholesale demand for marine products could be affected. We believe that in this confusing economic environment, it is prudent for us to be cautious and proactively manage pipeline inventories down even further still. Therefore, we intend to cut production rates to position ourselves and our marine customers in the best possible way entering the marine off season. Should the economy not be impacted by this confluence of events, or in fact accelerate, we will readjust production rates to meet stronger wholesale demand. In addition, we have several new products scheduled to launch in the coming months and healthy pipelines permit these products to reach the marketplace in a rapid and effective fashion.”
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“Given this developing view, we have tempered the assumptions behind our previous earnings estimates,” Buckley added. “We continue to see strong performances from our fitness, electronics and bowling and billiards businesses, which are heading into their stronger seasons. We will also benefit from a more favorable tax structure brought on by investments in our global manufacturing footprint. Lower sales and fixed cost absorption in our marine businesses, however, will temporarily offset those benefits. Most recently, we had estimated that diluted earnings per share for 2005 would fall in the range of $3.30 to $3.40. This is compared with $2.67 per diluted share reported a year ago, which excludes $0.10 from a nonrecurring tax benefit recorded in the third quarter of 2004. Our current thinking is that a range of $3.20 to $3.25 is more appropriate under the circumstances. For the quarter ending Sept. 30, 2005, we are estimating diluted earnings per share in the range of $0.70 to $0.74, which compares to $0.65 in the year-ago third quarter, excluding the previously mentioned $0.10 tax benefit in 2004.” The company noted that estimates for 2005 exclude a $0.32 per diluted share gain on the sale of securities recorded in the first quarter of the year, as well as anticipated tax adjustments, which are estimated to be in the same order of magnitude as the $0.10 per diluted share tax benefit recorded in the third quarter of 2004.

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from
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suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within the time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg Marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

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